Exhibit 99.1

Murphy USA Inc. Announces Pricing of Notes Offering

EL DORADO, Arkansas, May 12, 2026 – Murphy USA Inc. (“Murphy USA”) (NYSE: MUSA) announced today that it has priced its previously announced private offering of $500 million aggregate principal amount of senior notes due 2034 (the “Notes”) by its wholly owned subsidiary, Murphy Oil USA, Inc. (the “Issuer”). The Notes will be guaranteed on a senior unsecured basis by Murphy USA and by certain of Murphy USA’s domestic subsidiaries. The Notes will be issued at an issue price of 100.000%. The offering is expected to close on May 27, 2026, subject to customary closing conditions.

The Notes will bear interest at a rate of 5.875% per annum, payable semiannually in arrears on June 1 and December 1 of each year, commencing December 1, 2026. The Notes will mature on June 1, 2034.

Murphy USA intends to use the net proceeds from the offering to (i) redeem $300,000,000 aggregate principal amount of the Issuer’s existing 5.625% senior notes due 2027 (the “2027 Notes”), (ii) repay all or a portion of outstanding borrowings under its revolving credit facility, (iii) pay fees and expenses related to the foregoing and (iv) to the extent any proceeds remain, for general corporate purposes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities laws. The Notes were offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release does not constitute a notice of redemption with respect to the 2027 Notes.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,800 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The Company and its team of approximately 16,900 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters, but we also operate standalone stores that market gasoline and other products under the Murphy USA, Murphy Express, and QuickChek brands. Murphy USA ranks 231 among Fortune 500 companies.

Forward-Looking Statements
This news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as evolving trade policies and the imposition of reciprocal tariffs and the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future nicotine or e-cigarette legislation and any other efforts that make purchasing nicotine products more costly or difficult could hurt our revenues and impact gross margins; our ability to successfully expand our food and beverage offerings; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company’s share repurchases, or management of operating cash; the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly Report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contacts:

Christian Pikul – Vice President, Investor Relations and Financial Planning and Analysis
Christian.Pikul@murphyusa.com

Ash Aulds – Director, Investor Relations and Financial Planning and Analysis
Ash.Aulds@murphyusa.com